Exhibit 99.2

RTI Restructures Management Organization to Support Advanced Titanium Strategy and Maximize Growth

PITTSBURGH--(BUSINESS WIRE)--February 6, 2013--RTI International Metals, Inc. (NYSE: RTI) an integrated global supplier of advanced titanium products and services to the commercial aerospace, defense, medical device and energy markets, announced today a restructuring of its management organization.

The new structure combines the global operations of the Company into two business segments: the Titanium Segment and the Engineered Products and Services Segment. The Titanium Segment combines the Company’s former Titanium and Distribution Groups. The Engineered Products and Services Segment is the Company’s former Fabrication Group, including the aerospace and defense, medical device and energy operations of the two most recent acquisitions: Remmele Engineering of Minneapolis, Minnesota, (now known as “RTI Remmele Engineering” and “RTI Remmele Medical”) and the forming division of Aeromet International, PLC of Welwyn Garden City in England (now known as “RTI Advanced Forming”). Blane A. Salvador, Vice President, will be responsible for the Titanium Segment and will continue to report to James L. McCarley, Executive Vice President of Operations. Mr. McCarley will be responsible for the Engineered Products and Services Segment.

CEO Comment

Dawne S. Hickton, Vice Chair, President and Chief Executive Officer of RTI, said, “The organizational changes are an outgrowth of RTI’s move to transform itself into an integrated supplier of advanced titanium products and services across the entire supply chain. In recent years, RTI has invested more than $400 million in new plant, equipment and acquisitions to implement its strategy.

“Our new management and financial reporting structure better reflects the new RTI,” Ms. Hickton said, “and it best aligns our resources to support RTI’s long-term growth. Our new business segment structure better communicates our capabilities to our customers, and positions management to maximize our innovation and engineering expertise, manufacturing capacity and production capabilities.”

Forward Looking Statement

Statements in this release include forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, Director – Investor Relations, 330-544-7622
rleone@rtiintl.com